Exhibit 99.1

Radiation Therapy Services Appoints New Chief Financial Officer

FORT MYERS, Fla., March 20 /PRNewswire-FirstCall/ -- Radiation Therapy Services, Inc. (Nasdaq: RTSX), a leading operator of radiation therapy centers, announced today that David N.T. Watson has been appointed chief financial officer to succeed David M. Koeninger, who announced his retirement last year. Mr. Watson will join the Company in early April and assume the role of chief financial officer effective July 1, 2007. Mr. Koeninger will remain chief financial officer and assist with the role transition through June 30, 2007 and remain with the Company on a consultant basis until June 2008.

Mr. Watson is currently Treasurer & Vice President, Finance for The GEO Group, Inc., a New York Stock Exchange-listed world leader in the delivery of correctional, detention and residential treatment services to federal, state, and local government agencies around the globe. In this role, he is responsible for all merger and acquisition activities, and treasury and tax management. He is also the primary contact for corporate banking, financing, debt investor and rating agency relationships. Mr. Watson has been with The GEO Group since 1994, in positions covering all areas of finance, including Chief Accounting Officer, Corporate Controller, Assistant Secretary, and Assistant Treasurer. Prior to joining The GEO Group, he held several positions at Arthur Andersen LLP, most recently as Manager, Audit and Business Advisory Services. Prior to joining Arthur Andersen, he was with Arthur Young & Co. Mr. Watson holds an MBA in accounting from Rutgers, The State University of New Jersey and a BA in economics from University of Virginia.

Dr. Daniel Dosoretz, President and Chief Executive Officer, said, “David Watson’s strong public company finance experience and familiarity with the complexities of multi-site facility management make him an ideal candidate for our CFO position. In addition, I believe David Watson’s experience communicating with the investment community will help ensure a smooth transition. We are very pleased to welcome him to the Company and are confident that he will be a valuable addition to the senior management team.”

Dr. Dosoretz added, “On behalf of the Board of Directors and management, I’d like to thank David Koeninger for his dedicated service to the Company and wish him the best in his retirement.”

About Radiation Therapy Services, Inc.

Radiation Therapy Services, Inc., which operates radiation treatment centers primarily under the name 21st Century Oncology, is a provider of radiation therapy services to cancer patients. The Company’s 77 treatment centers are clustered into 25 local markets in 16 states, including Alabama, Arizona, California, Delaware, Florida, Kentucky, Maryland, Massachusetts, Michigan, Nevada, New Jersey, New York, North Carolina, Pennsylvania, Rhode Island and West Virginia. The Company is headquartered in Fort Myers, Florida. More information about the Company can be found at its Web site www.rtsx.com. RTSXG

Contacts:	Investors:
Dave Koeninger	Nick Laudico
Chief Financial Officer	The Ruth Group
Radiation Therapy Services, Inc.	646-536-7030
239-931-7282	nlaudico@theruthgroup.com
dkoeninger@rtsx.com

SOURCE  Radiation Therapy Services, Inc.
          -0-                                                  03/20/2007
          /CONTACT: Dave Koeninger, Chief Financial Officer of Radiation Therapy Services, +1-239-931-7282, or dkoeninger@rtsx.com, or Nick Laudico of The Ruth Group, +1-646-536-7030, or nlaudico@theruthgroup.com, for Radiation Therapy Services, Inc./
          /Web site: http://www.rtsx.com /